Exhibit 10.2

Amendment to Employment Agreement

Amendment to Employment Agreement (this “Amendment”), dated as of November 29, 2010, by and between Scientific Games Corporation, a Delaware corporation (the “Company”), and Michael R. Chambrello (“Executive”).

WHEREAS, the Company and Executive entered into an Employment Agreement dated as of July 1, 2005 (executed on June 17, 2005), as amended by the Letter Agreement dated as of August 2, 2006, the Letter Agreement dated as of May 8, 2008 and the Amendment to Employment Agreement dated as of December 30, 2008 (as amended, the “Agreement”); and

WHEREAS, in connection with certain management changes to position the Company for future growth and in light of Executive’s leadership and extensive experience in developing the Company’s business in China, the Company and Executive believe that it is in the best interests of the Company that Executive devote substantially all of his business time and attention to the Company’s operations and business development in China and, to the extent reasonably directed by the Company, the rest of the Asia—Pacific region;

NOW THEREFORE, in consideration of the premises and the mutual benefits to be derived herefrom and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Section 1 of the Agreement is hereby amended and restated in its entirety as set forth below:

“1.           Employment; Term.  The Company hereby agrees to employ Executive, and Executive hereby accepts employment with the Company, in accordance with and subject to the terms and conditions set forth herein.  The term of employment of Executive under this Agreement (the “Term”) ends on December 31, 2013, as may be extended in accordance with this Section 1 and subject to earlier termination in accordance with Section 5 hereof.  The Term shall be extended automatically without further action by either party hereto by one (1) additional year (added to the end of the Term), and then on each succeeding annual anniversary thereafter, unless either party shall have given written notice to the other party prior to the date which is sixty (60) days prior to the date upon which such extension would otherwise have become effective electing not to further extend the Term, in which case Executive’s employment shall terminate on the date upon which such extension would otherwise have become effective, unless earlier terminated in accordance with Section 5.”

2.             Section 2 of the Agreement is hereby amended and restated in its entirety as set forth below:

“2.           Offices and Duties.

(a)           During the Term, Executive will serve as Chief Executive Officer — Asia Pacific Region for the Company, and will serve as an officer or director of any subsidiary or affiliate of the Company that conducts business in the Asia-Pacific region if elected to any such position by the shareholders or by the board of directors of the Company or any subsidiary or affiliate, as the case may be.  In such capacities, Executive shall perform such duties and shall have such responsibilities as are normally associated with such positions, including without limitation primary responsibility for the day-to-day operations of, and business development for, the Company’s business in China and, to the extent reasonably directed by the Company, the rest of the Asia-Pacific region (including the Company’s equity in joint ventures operating in China and, to the extent reasonably directed by the Company, the rest of the Asia-Pacific region) (the “Asia-Pacific Business”), and involvement in such other matters as the Company may in good faith determine and Executive may in good faith agree to participate (such agreement not to be unreasonably withheld) (e.g., involvement in certain projects or with certain customers to ensure continuity), reporting to the Chief Executive Officer of the Company. Executive’s functions, duties and responsibilities are subject to reasonable changes as the Company may in good faith determine after consultation and agreement with Executive (such agreement not to be unreasonably withheld).

(b)           Executive hereby agrees to accept such employment and election to any such offices and to render the services described above. Throughout the Term, Executive agrees to: (i) devote all of Executive’s business effort, time, attention, energy and skill to Executive’s positions with the Company (subject to the Company’s policies with respect to vacations and absences) (provided that Executive may devote a minimal amount of his business time to other non-gaming-related ventures provided they do not materially interfere with Executive’s performance of his duties hereunder); (ii) faithfully, loyally, and industriously perform such duties; (iii) comply with all of the Company’s policies and procedures, as well as all applicable law and regulations, that are known or should be known to Executive; (iv) comply with all reasonable requests, instructions and regulations made by the Company; and (v) travel for business purposes to the extent necessary or appropriate in the performance of Executive’s duties.  Executive will spend such portion of his business time in China (currently estimated to be approximately 25% of his business time) and, to the extent reasonably directed by the Company, the rest of the Asia-Pacific region as may be required in connection with the performance of his duties; provided that, while not in such region, Executive may tele-commute to the extent he reasonably deems appropriate.  Executive may serve on the boards of a reasonable number of business entities, trade associations, charitable organizations, and similar entities with the prior consent of the Board of Directors, provided that such service does not materially interfere with Executive’s performance of his duties hereunder.”

3.             Section 3 of the Agreement is hereby amended and restated in its entirety as set forth below:

“3.           Compensation.

(a)           Base Salary.  Effective as of November 29, 2010, during the Term, Executive will receive a base salary (the “Base Salary”) at the rate of $1,000,000 per annum, payable biweekly (except to the extent deferred under a deferred compensation plan) and subject to all withholdings that are legally required or are agreed to by Executive.  In the event that the Company, in its sole discretion, from time to time determines to increase the Base Salary, such increased amount shall, from and after the effective date of the increase, constitute the “Base Salary” for purposes of this Agreement.

(b)           Incentive Compensation.  Executive shall have the opportunity annually to earn incentive compensation in amounts determined by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) in accordance with the applicable incentive compensation plan of the Company as in effect from time to time (“Incentive Compensation”), provided that any such Incentive Compensation shall be paid in a cash lump sum payment in the year following the year in which such Incentive Compensation relates, but no later than March 15 of such year.  Except as may otherwise be agreed by the Company and Executive, (i) in respect of 2010, Executive shall have the opportunity to earn up to 100% of Base

Salary as Incentive Compensation at “target opportunity” and up to 200% of Base Salary as Incentive Compensation at “maximum opportunity,” with any such Incentive Compensation based on attainment of corporate financial performance targets set by the Compensation Committee for the year, and (ii) in respect of 2011 and later years, Executive shall have the opportunity to earn up to 50% of Base Salary as Incentive Compensation (“Target Bonus”), with any such Incentive Compensation based on attainment of financial performance targets set by the Compensation Committee for the year for the Asia-Pacific Business (subject to the Compensation Committee adjusting downward such Incentive Compensation based on individual performance or other factors).

(c)           Equity Incentive Compensation.  In lieu of any annual or other equity-based awards (e.g., stock options, restricted stock units, etc.), Executive will be eligible to participate in an incentive compensation program that would be tied to the financial performance of the Asia-Pacific Business, as contemplated in Exhibit A attached hereto.  Executive’s “Participant’s Percentage” under such program shall be 36.7%.  Payment of any amounts under such program (upon termination of Executive or otherwise) shall be exclusively governed by the terms of such program and not this Agreement.  Without limiting the generality of the foregoing, any payments or benefits under such program shall not constitute Incentive Compensation, part of the Standard Termination Payments (as defined below) or “equity-based awards” for purposes of this Agreement.  Executive hereby acknowledges and agrees to the terms and conditions set forth in such program.”

4.             Section 4(c) of the Agreement is hereby deleted in its entirety.

5.             Sections 6(a) through (f) of the Agreement are hereby amended and restated in their entirety as set forth below:

“6.           Compensation Following Termination Prior to the End of the Term.  In the event that Executive’s employment hereunder is terminated prior to the end of the Term, Executive shall be entitled only to the following compensation and benefits:

(a)  Standard Termination Payments.  Following termination of Executive’s employment for any reason, in addition to such other amounts provided for pursuant to Sections 6(b) through (e) below, the Company shall pay the following amounts, and make the following other benefits available, to Executive (collectively, the “Standard Termination Payments”):

(i)    any accrued but unpaid Base Salary (as determined pursuant to Section 3(a)) for services rendered to the date of termination, payable within 30 days of termination;

(ii)   all vested non-forfeitable amounts owing or accrued at the date of termination under benefit plans, programs, and arrangements set forth or referred to in Section 4 hereof in which Executive theretofore participated will be paid under the terms and conditions of such plans, programs, and arrangements (and agreements and documents thereunder);

(iii)  reasonable business expenses and disbursements incurred by Executive prior to such termination will be reimbursed in accordance with Section 4(a); and

(iv)  if Executive elects to continue medical coverage under the Company’s group health plan in accordance with COBRA, the Company shall pay the monthly premiums for such coverage for a period of 18 months.

(b)           Termination by Reason of Death.  In the event that Executive’s employment is terminated prior to the expiration of the Term by reason of Executive’s death, the Company shall pay the following amounts, and make the following other benefits available, to Executive:

(i)    the Standard Termination Payments (as defined in Section 6(a)) (other than the payments contemplated by Section 6(a)(iv));

(ii)   if Incentive Compensation for the prior fiscal year has not been paid, a lump sum payment of any Incentive Compensation Executive would have received for such year but for such termination of employment, payable as and when such Incentive Compensation would have been payable under Section 3(b); and

(iii)  in lieu of any Incentive Compensation for the year in which such termination occurs, payment of an amount equal to (A) the Incentive Compensation which would have been payable to Executive had Executive remained in employment with the Company during the entire year in which such termination occurred, which amount shall be no less than 50% of the Target Bonus for that year, multiplied by (B) a fraction the numerator of which is the number of days Executive was employed in the year in which such termination occurs and the denominator of which is the total number of days in the year in which such termination occurs, payable as and when such Incentive Compensation would otherwise have been payable under Section 3(b).

(c)           Termination by Reason of Total Disability.  In the event that Executive’s employment is terminated prior to the expiration of the Term by reason of Total Disability pursuant to Section 5(a), the Company shall pay the following amounts, and make the following other benefits available, to Executive:

(i)    the Standard Termination Payments (as defined in Section 6(a));

(ii)   if Incentive Compensation for the prior fiscal year has not been paid, a lump sum payment of any Incentive Compensation Executive would have received for such year but for such termination of employment, payable as and when such Incentive Compensation would have been payable under Section 3(b); and

(iii)  in lieu of any Incentive Compensation for the year in which such termination occurs, payment of an amount equal to (A) the Incentive Compensation which would have been payable to Executive had Executive remained in employment with the Company during the entire year in which such termination occurred, which amount shall be no less than 50% of the Target Bonus for that year, multiplied by (B) a fraction the numerator of which is the number of days Executive was employed in the year in which such termination occurs and the denominator of which is the total number of days in the year in which such termination occurs, payable as and when such Incentive Compensation would otherwise have been payable under Section 3(b).

(d)           Termination by the Company for Cause; Termination by Executive for Other

than Good Reason.  In the event that Executive’s employment is terminated by the Company for Cause pursuant to Section 5(b) or by Executive for other than Good Reason pursuant to Section 5(e), Executive shall be entitled to receive the Standard Termination Payments (as defined in Section 6(a)) (other than the payments contemplated by Section 6(a)(iv)).

(e)           Termination by the Company Without Cause or by Executive For Good Reason.  In the event that Executive’s employment is terminated by the Company without Cause pursuant to Section 5(c) or by Executive for Good Reason pursuant to Section 5(d), the Company shall pay the following amounts, and make the following other benefits available, to Executive:

(i)    the Standard Termination Payments (as defined in Section 6(a));

(ii)   if Incentive Compensation for the prior fiscal year has not been paid, a lump sum payment of any Incentive Compensation Executive would have received for such year but for such termination of employment, payable as and when such Incentive Compensation would have been payable under Section 3(b); and

(iii)  in lieu of any Incentive Compensation for the year in which such termination occurs, payment of an amount equal to (A) the Incentive Compensation which would have been payable to Executive had Executive remained in employment with the Company during the entire year in which such termination occurred, multiplied by (B) a fraction the numerator of which is the number of days Executive was employed in the year in which such termination occurs and the denominator of which is the total number of days in the year in which such termination occurs, payable as and when such Incentive Compensation would otherwise have been payable under Section 3(b).

Notwithstanding the foregoing, if a reduction in Base Salary or other level of compensation or benefit was a basis for Executive’s termination for Good Reason, the Base Salary or other level of compensation in effect before such reduction shall be used to calculate payments or benefits under this Section 6(e).

(f)            Termination Upon the Expiration of the Term.  In the event that Executive’s employment is terminated upon or subsequent to the expiration of the Term, the Executive shall be entitled to receive, without duplication, the Standard Termination Payments (as defined in Section 6(a)) plus, in lieu of any Incentive Compensation for the year in which such termination occurs, any Incentive Compensation Executive would have received for such year but for such termination of employment, payable as and when such Incentive Compensation would have been payable under Section 3(b).”

6.             Section 6(i) of the Agreement is hereby amended and restated in its entirety as set forth below:

“(i)          Release of Employment Claims; Compliance with Section 7.  Executive agrees, as a condition to receipt of any termination payments and benefits provided for in Section 6 (other than the Standard Termination Payments), that Executive will execute a general release agreement, in a form reasonably satisfactory to the Company, releasing any and all claims arising out of Executive’s employment and the termination of such employment (other than enforcement of this Agreement and reservation of rights under any Company defense and indemnity policies and any liability insurance policies) and

Executive will not in the future seek employment at the Company.  The Company shall provide Executive with the proposed form of general release agreement referred to in the immediately preceding sentence no later than two (2) days following the date of termination.  Executive shall thereupon have 21 days to consider such general release agreement and, if he executes such general release agreement, shall have seven (7) days after execution to revoke such general release agreement.  Absent such revocation, such general release agreement shall become binding on Executive.  Provided Executive did not revoke such general release agreement, payments contingent on such general release agreement that constitute deferred compensation under Section 409A (if any) shall be paid on the later of the 60th day after the date of termination or the date such payments are otherwise scheduled to be paid pursuant to this Agreement.  The Company’s obligation to make any termination payments and provide any benefits provided for in Section 6 (other than the Standard Termination Payments) shall immediately cease if a court of competent jurisdiction or an arbitrator determines that Executive willfully and materially breached Section 7.1(a) (other than the first sentence thereof), 7.1(b), 7.2 (other than the first and penultimate sentences of 7.2(a)), 7.3, 7.4, or 7.8.  In the event that a court of competent jurisdiction or an arbitrator makes such determination following payment of any such termination payments or provision of any such benefits, Executive shall promptly repay to the Company (or reimburse the Company for) any such payments or benefits.”

7.             Sections 6(j)(i) and (ii) of the Agreement are hereby amended and restated in their entirety as set forth below:

“(j)          Change in Control.

(i)    In the event Executive’s employment is terminated by the Company without Cause pursuant to Section 5(c) or by Executive for Good Reason pursuant to Section 5(d) and the termination occurs upon or within two years immediately following a “Change in Control,” in addition to receiving the payments described in 6(e), and subject to the provisions of Section 6(i), Executive shall receive an amount equal to the sum of (A) the Base Salary and (B) an amount equal to the greater of (1) Executive’s Incentive Compensation for the prior fiscal year and (2) Executive’s Incentive Compensation for the most recent fiscal year ending more than 12 months prior to such termination of employment (such greater amount, the “Severance Bonus Amount”) (provided, however, that such amount contemplated by this subclause (B) shall not in any event be more than 100% of Executive’s Base Salary as of the date of termination), such amount to be payable over a period of 12 months following termination in accordance with the Company’s standard payroll practices; provided, however, that no payments shall be made until six (6) months plus one (1) day after the date of such termination and the first payment shall be equal to the aggregate amount that would have been paid during such six-month period; provided, further, however, that, to the extent such amounts are exempt from Section 409A of the Code and/or if such Change in Control constitutes a change in ownership, change in effective control or a change in ownership of a substantial portion of the assets of the Company under Regulation Section 1.409A-3(i)(5) (collectively, a “409A Change in Control”), the foregoing amount shall be paid in a lump sum as soon as practicable, but in no event later than 30 days, after such termination.  The amounts referred to Section 6(e)(ii) and (iii) shall be payable in a lump sum at such time as is contemplated by such Sections.

(ii)   In the event Executive’s employment is terminated by the Company without Cause pursuant to Section 5(c) or by Executive for Good Reason pursuant to Section 5(d) and the termination occurs “In Anticipation of a Change in Control” and the “Change in Control” actually occurs within six (6) months after the termination, unless the relevant facts and circumstances clearly demonstrate that the possibility that such “Change in Control” would occur was remote as of the date of such termination, Executive shall receive (without duplication of the amounts referred to in Section 6(j)(i)) an amount equal to the sum of (A) the Base Salary and (B) the Severance Bonus Amount (provided, however, that such amount contemplated by this subclause (B) shall not in any event be more than 100% of Executive’s Base Salary as of the date of termination), such amount to be payable over a period of 12 months following termination in accordance with the Company’s standard payroll practices; provided, however, that no payments shall be made until six (6) months plus one (1) day after the date of such termination and the first payment shall be equal to the aggregate amount that would have been paid during such six-month period; provided, further, however, that, to the extent such amounts are exempt from Section 409A and/or if such Change in Control constitutes a 409A Change in Control, the foregoing amount shall be paid in a lump sum as soon as practicable, but in no event later than 30 days, after such Change of Control.  The amounts referred to Section 6(e)(ii) and (iii) shall be payable in a lump sum at such time as is contemplated by such Sections “

Any references to “Section 6(k)” in the Agreement are hereby corrected to refer to “Section 6(j)”

8.             A new Section 6(k) of the Agreement is hereby added as follows:

“(k)         Special Payment and Equity Acceleration.  Without limiting the payments or benefits contemplated by the other provisions of this Section 6:

(i)            Executive shall become entitled to a one-time sum equal to $1,500,000 upon the earliest to occur of (A) Executive’s death, (B) Executive’s separation of service due to termination by the Company without Cause pursuant to Section 5(c) or in the event of Executive’s Total Disability pursuant to Section 5(a), or termination by Executive for Good Reason pursuant to Section 5(d), and (C) provided Executive’s employment by the Company has not been terminated for Cause pursuant to Section 5(b) on or prior to December 31, 2012, December 31, 2012; provided, however, that, in the case of clause (B) above, such payment shall not be payable until six (6) months plus one day following the date of such termination.

(ii)           Upon the termination of Executive’s employment under this Agreement for any reason other than termination of Executive’s employment by the Company for Cause pursuant to Section 5(b), except as provided in Section 7.6, (A) stock options held by Executive as of the date of such termination, if not then vested and exercisable, shall become fully vested and exercisable as of such date and, in other respects, all such options shall be governed by the plans and programs and the agreements and other documents pursuant to which such options were granted, and (B) all deferred stock, restricted stock units and other equity-based awards held by Executive as of the date of such termination, if not then vested, will become fully vested and non-forfeitable, and all restrictions and conditions with respect to such awards shall lapse, and all such awards and arrangements will be settled as of such date without regard to any stated period of deferral or other restrictions or conditions remaining in respect of such awards; provided, however, if necessary to comply with Section 409A(a)(2)(B)(i) of the Code, and applicable administrative guidance and regulations, such settlement shall be made on the date that is six (6) months plus one day following the date of any such termination.”

9.             Section 7.6 of the Agreement is hereby amended and restated in its entirety as set forth below:

“7.6         Forfeiture of Outstanding Equity Awards; Clawback.  The provisions of Section 6 hereof notwithstanding, if a court of competent jurisdiction or an arbitrator determines that Executive willfully and materially failed to comply with any restrictive covenant under Section 7.1(a) (other than the first sentence thereof), 7.1(b), 7.2 (other than the first sentence of Section 7.2(a)), 7.3, 7.4 or 7.8 hereof and, if curable, failed to cure such non-compliance within 30 days of the date notice of such non-compliance is delivered to Executive by the Company, all options to purchase common stock, restricted stock units and other equity-based awards (including the equity incentive compensation contemplated by Section 3(c)) granted by the Company (whether granted prior to, contemporaneous with, or subsequent to this Agreement) and held by Executive or a transferee of Executive shall be immediately forfeited and cancelled; provided, however, that Executive’s ability to exercise such options and the vesting of such restricted stock units or other equity-based awards shall be suspended during the pendency of such court or arbitration proceeding.  Executive acknowledges and agrees that, notwithstanding anything contained in this Agreement or any other agreement, plan or program, any incentive-based compensation or benefits contemplated under this Agreement (including Incentive Compensation and equity-based awards) shall be subject to recovery by the Company under any compensation recovery or “clawback” policy, generally applicable to senior executives of the Company, that the Company may adopt from time to time, including without limitation any policy which the Company may be required to adopt under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations of the Securities and Exchange Commission thereunder or the requirements of any national securities exchange on which the Company’s common stock may be listed.”

10.           Executive shall be entitled to a one-time sum equal to $1,700,000 within ten (10) business days following the date hereof (subject to such deductions or amounts to be withheld as required by applicable law and regulations or as may be agreed to by Executive).

11.           Upon execution of this Amendment, Executive will resign from the boards of the entities set forth in Exhibit B attached hereto. Executive acknowledges and agrees that the modification of his title and responsibilities as contemplated hereby constitutes his waiver and release of any claim that such modification or any other amendments set forth herein constitute “Good Reason” (as defined in Section 5(e) of the Agreement).  Except for any payments or benefits Executive has accrued or vested in pursuant to Executive’s participation in the Company’s 401(k) Plan, deferred compensation plan or employee stock purchase plan, which payments or benefits shall be subject to the terms and conditions set forth in such plans, and except for any Incentive Compensation to which Executive may become entitled in respect of 2010, Executive acknowledges and agrees that he has received all salary, incentive compensation, severance or similar payments, equity-based awards, other compensation and benefits to which he may have been entitled to from the Company or any of its subsidiaries as of the date hereof, including under any agreement or bonus, incentive compensation, other compensation or benefit plan or arrangement maintained by the Company or any of its subsidiaries (including the Agreement), and Executive acknowledges and agrees that he is entitled to no other compensation or benefits from the Company or any of its subsidiaries of any kind or nature whatsoever in respect of periods prior to the date hereof.

12.           The Company makes no representations or warranties regarding the tax implications of the compensation and benefits to be paid to Executive under the Agreement (including this Amendment), including, without limitation, under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable administrative guidance and regulations (“Section 409A”).  Section 409A governs plans and arrangements that provide “nonqualified deferred compensation” (as defined under the Code) which may include, among others, nonqualified retirement plans, bonus plans, stock option plans, employment agreements and severance agreements.  It is the intention of the parties that payments under the Agreement (including this Amendment) be interpreted to be exempt from or in compliance with Section 409A and accordingly, to the maximum extent permitted, the Agreement (including this Amendment) shall be interpreted to be exempt from or in compliance with Section 409A.  To the extent any payments of money or other benefits due to Executive under the Agreement (including this Amendment) could cause the application of an acceleration or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payments or other benefits shall be restructured, to the extent possible, in a manner determined by the Company that does not cause such acceleration or additional tax.  All references in the Agreement (including this Amendment) to Executive’s termination of employment shall mean his separation from service within the meaning of Section 409A. Payments pursuant to Section 6 of the Agreement (as amended by this Amendment), if any, shall be payable in accordance with the payment details described in Section 6 of the Agreement (as amended by this Amendment); provided, however, that if necessary to comply with Section 409A, and if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A, such payments shall be made as follows: (i) no payments shall be made for a six-months period following the date of termination, (ii) an amount equal to the aggregate sum that would have been otherwise payable during the initial six-months period shall be paid in a lump sum six (6) months plus one (1) day following the date of termination, and (iii) during the period beginning six months following the date of termination through the remainder of the termination payments period as detailed in Section 6 of the Agreement (as amended by this Amendment), payments of the remaining amount (if any) shall be payable in equal installments in accordance with the Company’s standard payroll practices. In addition, notwithstanding any other provision with respect to the timing of payments under the Agreement (including this Amendment), if necessary to comply with Section 409A, amounts payable following termination of employment in a lump sum shall instead be paid six (6) months plus one (1) day following the date of termination.  With respect to any reimbursements under the Agreement (including this Amendment), such reimbursement shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred by Executive.  The amount of any expenses eligible for reimbursement or the amount of any in-kind benefits provided, as the case may be, under the Agreement (including this Amendment) during any calendar year shall not affect the amount of expenses eligible for reimbursement or the amount of any in-kind benefits provided during any other calendar year.  The right to reimbursement or to any in-kind benefit pursuant to the Agreement (including this Amendment) shall not be subject to liquidation or exchange for any other benefit.  For the avoidance of doubt, any payment due under the Agreement (including this Amendment) within a period following Executive’s termination of employment, death, Total Disability or other event shall be made on a date during such period as determined by the Company in its sole discretion.  Each payment made under the Agreement (including this Amendment) shall be designated as a “separate payment” within the meaning of Section 409A of the Code.

13.           Except as set forth in this Amendment, all terms and conditions of the Agreement shall remain unchanged and in full force and effect in accordance with their terms.  All references to the “Agreement” in the Agreement shall refer to the Agreement as amended by this Amendment.

14.           This Amendment may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.  Delivery of an executed counterpart of a signature page of this Amendment by telecopy or electronic transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed on its behalf as of the date first above written.

SCIENTIFIC GAMES CORPORATION

By:	/s/ Jeffrey S. Lipkin
Name:	Jeffrey S. Lipkin
Title:	Senior Vice President and Chief Financial Officer

/s/ Michael R. Chambrello
Michael R. Chambrello